Exhibit 10.28

January 15, 2019

Mr. Robert E. Bostrom

Via electronic mail

Dear Bob,

This letter confirms the offer of employment by Pier 1 Imports, Inc., through its subsidiary, Pier 1 Services Company (together, the “Company”), for the position of Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary, in Fort Worth, Texas, effective on or before January 23, 2019 (“Start Date”) based on mutual agreement and pursuant to the terms of the Employment Term Sheet attached hereto as “Exhibit A” and made a part hereof. The position reports directly to the Chief Executive Officer at a starting base salary of $615,000 per year ($23,658.84 bi-weekly), subject to required withholdings for applicable taxes and voluntary pay deductions.

This offer of employment is contingent upon the completion, receipt and review of all references and background checks currently underway, each subject to the Company's approval and approval of the Employment Term Sheet by the Compensation Committee and the Board of Directors of Pier 1 Imports, Inc.

You represent and warrant to the Company that (a) as of the Start Date with the Company, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates, except as provided in the Agreement between Abercrombie and Fitch and Robert Bostrom provided to the company, and (b) you are not (i) a member of any board of directors, except for certain not-for-profit boards previously disclosed to the Company, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by the Company in advance of the Start Date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of the Company, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of any obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

If this letter and the attached Employment Term Sheet correctly sets forth your understanding of the Company’s offer of employment, then please sign where indicated below to acknowledge your acceptance and return a copy to me.

Sincerely,

Pier 1 Services Company
By:	Pier 1 Holdings, Inc., its managing trustee

By:	/s/ Christine Murray
Christine Murray, Senior V.P. – Human Resources
and Chief Human Resources Officer

Agreed to:

/s/ Robert E. Bostrom		1-16-19
Robert E. Bostrom		Date

cc: Cheryl Bachelder

Exhibit “A” TO OFFER Letter

Employment term sheet

This term sheet summarizes the principal terms and conditions of the proposed employment of Robert Bostrom (“Executive”) by Pier 1 Imports, Inc., through its subsidiary, Pier 1 Services Company (together, the “Company”), effective upon the Start Date as defined in the offer letter which this Exhibit A is attached to.

Position	Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary
Office Location	Company Headquarters, Fort Worth, Texas
Duties and Reporting Relationship	Duties commensurate with position description attached, reporting directly to Chief Executive Officer.
Base Salary	$615,000 per year, subject to annual review by the Compensation Committee.
Sign on Bonus

$375,000 payable upon commencement of employment; subject to pro rata clawback in the event Executive terminates his employment with the Company without Good Reason or is terminated for Cause (each as defined in the Executive Agreement referenced below) in either case within 12 months following commencement of employment pursuant to the Sign-On Bonus Repayment Agreement attached hereto.

Annual Short-Term Incentive

Participation in the Company’s annual cash incentive program at 125% upon commencement of employment through the remainder of FY19 (3/2/19) and through all of FY20, and then in FY21 at a level commensurate with other senior officers, in each case as determined annually by the Compensation Committee in a manner consistent with other senior officers.

Initial Time-Vesting Stock Award

One-time grant of restricted stock having a value equal to $375,000 granted upon commencement of employment (with the exact number to be determined by dividing $375,000 by the thirty-day trailing average stock price as of the employment commencement date).  Vests in equal annual installments on the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company.  The restricted stock shall vest in full in the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (each as defined in the Executive Agreement). The restricted stock will be registered on a Form S-8 filed with the SEC on or prior to the date of grant, and will be granted pursuant to a restricted stock award agreement in the form attached hereto.

Annual Long-Term Incentive

Long-term incentive award having a target value equal to $615,000 (100% of base salary) based on FY20 LTI plan design (TBD) and granted commensurate with FY20 LTI grant in a manner consistent with other senior officers.

Future Equity Awards

Eligible for grants of stock awards under the Company’s Long-Term Equity Incentive Plan at a level commensurate with other senior officers. Future fiscal long-term equity incentive plans are subject to Compensation Committee and Board of Directors authorization and approval.

Executive Agreement

The Company and Executive will enter into an Executive Agreement in the form attached hereto providing for 12 months of salary continuation in the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason (each as defined in the Executive Agreement).

Non-Compete, Non-Solicitation and Non-Disclosure	Subject to non-compete, non-solicitation and confidentiality provisions for a period of one year following termination of employment pursuant to the Executive Agreement.
Group Insurance Plan

Eligible to participate in Company broad-based health and welfare plans, long-term disability, dental insurance, accident insurance, vision and life insurance, and a prescription drug plan. Subject to terms of plans.

Pier 1 will reimburse Executive for COBRA costs pending eligibility for Pier 1’s welfare benefit plans.

Stock Purchase Plan

Eligible to purchase Pier 1 Imports, Inc. common stock through contributions of up to 20% of eligible compensation, plus Company matching contributions of 25% of amounts contributed. Subject to terms of plan.

Deferred Compensation Plan

Eligible participation includes company matching contributions equal to 100% of the first 1% of eligible compensation deferred and 50% of the next 4% of eligible compensation deferred. Subject to terms of plan.

40l(k) Retirement Plan	Eligible participation includes company matching contributions based on pre-tax contributions to the plan equal to 50% of the first 8% of eligible compensation. Subject to terms of plan.
Relocation Payment

$100,000 payable upon hire; subject to pro rata clawback in the event Executive terminates his employment with the Company without Good Reason or is terminated for Cause (each as defined in the Executive Agreement) in either case within 12 months following commencement of employment pursuant to the terms of the Executive Relocation Bonus Repayment Agreement attached hereto.  The relocation payment shall be in lieu of, and Executive shall not be eligible for, any reimbursement of actual relocation expenses pursuant to the Company’s standard relocation policy or otherwise.

Vacation	One week of vacation granted upon Start Date. Five weeks of vacation granted on the first day of FY20 (3/3/19).
Reimbursement of Business Expenses	In accordance with Company guidelines.
Indemnification

The Company will enter into an Indemnification Agreement with Executive in the form attached hereto, which is consistent with indemnification agreements entered into with certain of its other senior executive officers.

D&O Insurance

The Executive will be covered by any directors and officers liability insurance policy (or policies) maintained by the Company during the employment term and thereafter consistent with the Indemnification Agreement.

Merchandise Discount	25% discount on all Pier 1 Imports merchandise, subject to Associate Discount Policy.